Exhibit 99.1

Innovative Eyewear, Inc. Announces Multi-Year,

Global Licensing Agreement of the Nautica® brand for Smart Eyewear

October 3, 2022 — Innovative Eyewear, Inc. (“Innovative Eyewear” or the “Company”) (NASDAQ: LUCY; LUCYW), a developer and retailer of cutting-edge smart eyewear and operator of the Lucyd® brand, is pleased to announce that it has licensed the global lifestyle brand Nautica® for smart eyewear.

“The Nautica smart eyewear line will stay true to the brand essence of bringing the inspiration of the sea into smart eyewear that is modern and innovative,” says Harrison Gross, CEO of Innovative Eyewear, Inc. “Our Nautica® smart eyewear collection, powered by Lucyd®, will align perfectly with today’s lifestyle, as we believe consumers are looking for designer eyewear that allows them to reman connected to their digital lives.”

The Nautica smart eyewear collection is expected to launch for Holiday 2022 or soon thereafter.

About Nautica®

Nautica is a leading global lifestyle brand for men, women, and children, which includes home bedding collections. As a nautical-influenced classic American sportswear brand, we inspire and enable people to experience the joy of water. Nautica is one of the most recognized American brands throughout the world, with over 35 categories available in more than 65 countries with 76 Nautica stores and 291 International stores, and over 1,400 Nautica branded shop in shops worldwide. For more information, please visit https://www.nautica.com/.

About Innovative Eyewear, Inc.

Innovative Eyewear is a developer and retailer of smart eyewear, which are designed to allow the users to remain connected to their digital lives, while also offering prescription eyewear and sun protection. The Company believes that traditional frames, no matter how attractive, do not possess the functionality that many eyeglass wearers need and want. Smart eyewear is a multifunctional product that addresses the needs of the optical, hearables and digital assistant markets. The Company’s mission is to Upgrade Your Eyewear®. For more information, please visit www.lucyd.co.

Forward Looking Statements

This press release contains certain forward-looking statements, including those relating to the anticipated timing of completion of the offering and other statements that are predictive in nature. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the expected launch date for the new Nautica smart eyewear connection. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission, including its registration statement on Form S-1, as amended from time to time, under the caption “Risk Factors.”

Investor Relations Contact:

Scott Powell

Skyline Corporate Communications Group, LLC

Office: +1 (646) 893-5835

Email: scott@skylineccg.com